Exhibit 10.2

AMENDMENT NO. 1

TO THE

RESTORATION OF RETIREMENT INCOME PLAN

FOR CERTAIN PARTICIPANTS IN THE

NOBLE AFFILIATES RETIREMENT PLAN

Pursuant to the provisions of Section 7 of the Restoration of Retirement Income Plan for Certain Participants in the Noble Affiliates Retirement Plan (the “Restoration Plan”) and the resolution duly adopted by the Board of Directors of Noble Affiliates, Inc. on October 22, 2001, the Restoration Plan is hereby amended in the following respects only:

FIRST:  Section 5(a) of the Restoration Plan is hereby amended by restatement in its entirety to read as follows:

(a)                                  the value of the benefits which would have been payable to such Participant or beneficiary under the Basic Plan if (1) the provisions of the Basic Plan were administered without regard to (i) the maximum amount of compensation limitation imposed under the Basic Plan in order to comply with Section 401(a)(17) of the Code, and (ii) the maximum amount of retirement income limitation imposed under the Basic Plan in order to comply with Section 415 of the Code, and (2) no salary or bonus otherwise payable to such Participant had been deferred by such Participant under the Noble Affiliates, Inc. Deferred Compensation Plan (or its predecessor plan), over

SECOND:  Section 7 of the Restoration Plan is hereby amended by restatement in its entirety to read as follows:

7.                                       Amendment and Discontinuance

The Board of Directors of the Company shall have the right and power at any time and from time to time to amend this Plan, in whole or in part, on behalf of all Employers, and at any time to terminate this Plan or any Employer’s participation hereunder; provided, however, that for a period of two years following a Change in Control, no amendment or termination of the Plan shall become effective with respect to a Participant or beneficiary of a deceased Participant without the prior written consent of such Participant or beneficiary.  Any amendment to or termination of this Plan shall be made by or pursuant to a resolution duly adopted by the Board of Directors of the Company and shall be evidenced by such resolution or by a written instrument executed by such person as the Board of Directors of the Company shall authorize for such purpose.  Any provision of this Plan to the contrary notwithstanding, no amendment to or termination of this Plan shall reduce or eliminate an Employer’s obligation for the payment of benefits accrued under this Plan as of the date of such amendment or termination, such benefits to be determined as if the Basic Plan had terminated on such date.  For the purposes of this Plan, a “Change in Control” shall be deemed to have occurred if:

(a)           individuals who, as of the date hereof, constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least fifty-one percent (51%) of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;

(b)           the stockholders of the Company shall approve a reorganization, merger or consolidation, in each case, with respect to which persons who were the stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own outstanding voting securities representing at least fifty-one percent (51%) of the combined voting power entitled to vote generally in the election of directors (“Voting Securities”) of the reorganized, merged or consolidated company;

(c)           the stockholders of the Company shall approve a liquidation or dissolution of the Company or a sale of all or substantially all of the stock or assets of the Company; or

(d)           any “person,” as that term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, any employee benefit plan of the Company or any of its subsidiaries, or any entity organized, appointed or established by the Company for or pursuant to the terms of such a plan), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Exchange Act) of such person (as well as any “Person” or “group” as those terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become the “beneficial owner” or “beneficial owners” (as defined in Rules 13d-3 and 13d-5 under the

Exchange Act), directly or indirectly, of securities of the Company representing in the aggregate twenty-five percent (25%) or more of either (1) the then outstanding shares of common stock, par value $3.33-1/3 per share, of the Company (“Common Stock”) or (2) the Voting Securities of the Company, in either such case other than solely as a result of acquisitions of such securities directly from the Company.  Without limiting the foregoing, a person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares the power to vote, or to direct the voting of, or to dispose, or to direct the disposition of, Common Stock or other Voting Securities of the Company shall be deemed the beneficial owner of such Common Stock or Voting Securities.

Notwithstanding the foregoing, a “Change in Control” of the Company shall not be deemed to have occurred for purposes of subparagraph (d) of this Section 7 solely as the result of an acquisition of securities by the Company which, by reducing the number of shares of Common Stock or other Voting Securities of the Company outstanding, increases (i) the proportionate number of shares of Common Stock beneficially owned by any person to twenty-five percent (25%) or more of the shares of Common Stock then outstanding or (ii) the proportionate voting power represented by the Voting Securities of the Company beneficially owned by any person to twenty-five percent (25%) or more of the combined voting power of all then outstanding Voting Securities; provided, however, that if any person referred to in clause (i) or (ii) of this sentence shall thereafter become the beneficial owner of any additional shares of Common Stock or other Voting Securities of the Company (other than a result of a stock split, stock dividend or similar transaction), then a Change in Control of the Company shall be deemed to have occurred for purposes subparagraph (d) of this Section 7.

IN WITNESS WHEREOF, this Amendment has been executed this 26th day of March, 2002.

NOBLE AFFILIATES, INC.

By	/s/ Charles D. Davidson
Title: President & Chief Executive Officer